Exhibit 10.1

nVent Electric plc Non-Employee Director Compensation

Non-employee director compensation is as follows:

Board Retainer:	$85,000

Committee Retainers

Audit and Finance:	$12,500
Compensation and Human Capital:	$7,500
Governance and Social Responsibility:	$7,500

Chairman, Lead Director and Committee Chair Retainers

Non-executive Chair:	$140,000
Lead Director:	$30,000
Audit and Finance Committee Chair:	$20,000
Compensation and Human Capital Committee Chair:	$15,000
Governance and Social Responsibility Committee Chair:	$15,000

Equity Compensation	$145,000*

*Equity compensation will increase to $150,000 effective for grants to be made following the 2024 annual general meeting.

Grants to be made on the date of the Company’s annual general meeting.

Grant made in the form of restricted stock units – vest on the date of the Company’s first annual general meeting of shareholders following the grant date, provided that if such date is less than 50 weeks after the grant date then the restricted stock units will vest on the date that is the first anniversary of the grant date.

•Share withholding will be allowed to cover taxes on restricted stock unit vesting.

•Directors will be restricted from selling nVent ordinary shares until they meet the stock ownership guideline (5 times board retainer).